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                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No. __)

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      14a-6(e)(2))

            T. Rowe Price New America Growth Fund 002-99122/811-4358
             T. Rowe Price Equity Series, Inc. 033-52161/811-07143
                   T. Rowe Price New America Growth Portfolio
       _________________________________________________________________
                (Name of Registrant as Specified in its Charter)

            T. Rowe Price New America Growth Fund 002-99122/811-4358
             T. Rowe Price Equity Series, Inc. 033-52161/811-07143
                   T. Rowe Price New America Growth Portfolio
        _______________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

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TALKING POINTS ON NAG OBJECTIVE CHANGE

MARCH 2000


WHAT IS THIS THING I GOT IN THE MAIL? WHY DID I GET IT?

You received a proxy statement and cover letter regarding a proposed change to the New America Growth Fund's investment objective. You also received a notice of the annual meeting of shareholders of the fund. A majority vote of the fund's shareholders is required to approve the proposed change, and all shareholders are encouraged to vote their proxies promptly. (The proxy solicitation was mailed to all shareholders of record as of the close of business on February 18, and all such shareholders are eligible to vote.) The card you received with your proxy statement contains instructions for voting by mail, by phone, or through the Internet. Of course, you may also vote your shares in person by attending the shareholders' meeting on Wednesday, April 19, at 8 a.m. in the offices of the fund at 100 E. Pratt Street, Baltimore, MD. Your vote is extremely important, and the fund's managers, Board of Directors, and Board of Trustees recommend a vote in favor of the change in investment objective.

(You may be a shareholder of the New America Growth Portfolio, which is a variable annuity portfolio run in a very similar fashion to the New America Growth Fund. A majority vote of the shareholders of the New America Growth Portfolio is also required to change the investment objective of the portfolio. Shareholders of the New America Growth Portfolio cannot vote by phone or the
----------------------------------------------------------------------------
Internet.)
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WHY DOES THE FUND MANAGER WANT TO CHANGE THE FUND'S OBJECTIVE?

A focus on growth companies in the services sector made good sense when we launched the fund in 1985 in an effort to capture opportunities arising from the country's evolution from a manufacturing-driven to a services-driven economy. We felt the services sector, which represents more than half of the U.S. economy, had strong growth potential and had certain advantages over manufacturing companies, including lower fixed costs, lower need for capital, and smaller inventories. Our expectation that this would be a fertile field for rapidly growing companies proved valid, and remains valid today.

However, due to economic and technological changes, we no longer believe it is appropriate to limit our definition of the "new America" to the services sector alone. Fast-growing companies that represent the "new America" can be found today in a broad array of industries, including technology, telecommunications, pharmaceuticals, and biotechnology. Others may supplement or replace these in the future. The "new America" has changed, and will always be changing. That is why the portfolio manager and the board of directors believe shareholders will be better served if the fund has greater flexibility to respond to economic and market developments now and in the future.




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DOES THIS HAVE ANYTHING TO DO WITH THE CHANGE IN PORTFOLIO MANAGERS?

No. As announced in the fund's annual report for 1999, Marc Baylin will become portfolio manager on March 31 of this year. Mr. Baylin has worked for several years with current portfolio manager Jack Laporte. Mr. Laporte will remain president of the fund and a member of the Investment Advisory Committee, as well as a managing director of T. Rowe Price. Mr. Laporte has also been a trustee of the fund since inception in 1985, and is one of the eight nominees for re-election as a trustee that you have been asked to vote upon.

WHAT IS THE FUND'S CURRENT OBJECTIVE?

The current objective is to "seek to provide long-term growth of capital by investing primarily in the common stocks of U.S. growth companies operating in service industries."


WHAT ARE YOU PROPOSING TO CHANGE THE OBJECTIVE TO?

The new objective would be: "To provide long-term growth of capital by investing primarily in the common stocks of companies operating in sectors T. Rowe Price believes will be the fastest-growing in the U.S."

If the new objective is adopted, we would expect to invest most of the fund's assets in companies that operate in those sectors of the economy identified at any given time by T. Rowe Price as the fastest growing or having the greatest growth potential. The choice of industry sectors would reflect such factors as the overall revenue growth of the component companies and the sector's contribution to GDP from year to year. In recent years, for example, such sectors have included technology and telecommunications, but others may supplement or replace these at any time.


WHY DIDN'T YOU CHANGE THE FUND'S OBJECTIVE OR INVEST MORE IN TECHNOLOGY BEFORE?

When we started the fund in 1985, we thought that companies in the service economy best represented the "new America". Obviously, in hindsight, fund returns might have been higher if we had invested more heavily in technology or changed the fund's objective at an earlier date. Clearly, the definition of the "new America" is changing and will continue to do so, and we want the fund to be able to change with it.

Under its proposed new investment strategy, the fund will be able to emphasize those sectors of the economy we believe will best represent the "new America." However, the fund managers will not abandon their emphasis on fundamentals and valuations, and will continue to look for companies with a high level of recurring revenue.



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IS THIS GOING TO MAKE THE FUND A LOT MORE RISKY?

The fund's risk profile could increase as a result of the change in objective and strategy. Generally, stocks of companies in rapidly evolving - and often highly competitive - industries are subject to significant price swings. Nevertheless, the fund's directors and trustees believe that the potential rewards that may accompany investments in the "new America" should be commensurate with any increase in risk. Accordingly, they recommend that shareholders vote in favor of the fund's revised objective and strategy.

PERFORMANCE:

1999:      12.76%

(For time periods ended February 29, 2000):

1 year:               7.54%
3 years:        14.03% annualized
--------        ------ ----------
5 years:        20.12% annualized
10 years:       17.04% annualized
---------       ------ ----------
Since Inception
9/30/85:        16.37% annualized